                                                                      EXHIBIT 21
                                 SUBSIDIARIES

Lyondell FSC, Inc.

Lyondell General Methanol Company

Lyondell Limited Methanol Company

Lyondell Mont Belvieu Corporation

Lyondell Petrochemical de Mexico, Inc.

Lyondell Refining Company

Lyondell Transportation Company